Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Offering Circular of our report dated February 23, 2021, relating to the consolidated financial statements of Lyons Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2020 and 2019. We also consent to the reference to our firm under the heading “Experts” in the Offering Circular.

/s/ Bonadio & Co., LLP

Bonadio & Co., LLP

Pittsford, New York

August 4, 2021